EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES FIRST QUARTER 2011 RESULTS

May 6, 2011 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced first quarter 2011 results from continuing operations of a loss of $(0.03) per fully diluted share compared to earnings of $0.07 per fully diluted share reported in the first quarter of 2010. First quarter 2011 results include special charges totaling $12.5 million of pretax income, or approximately $0.10 per diluted share, related primarily to oil and gas property impairments and excess decommissioning costs.

Consolidated revenues for the quarter ended March 31, 2011 were $222.5 million versus $205.9 million in the first quarter of 2010. Total gross profit was $26.4 million in the first quarter of 2011 versus $35.1 million in the first quarter of 2010. Income (loss) before discontinued operations was a loss of $(2.5) million in the first quarter of 2011 versus earnings of $5.5 million in the comparable period of 2010. Net income (loss) was a loss of $(2.5) million in 2011’s first quarter versus earnings of $5.4 million in 2010’s first quarter.

Consolidated results per share from continuing operations for the first quarter of 2011 were a loss of $(0.03) with 76.3 million weighted average diluted common shares outstanding versus earnings of $0.07 with 76.8 million weighted average diluted common shares outstanding in the first quarter of 2010. As of March 31, 2011, total debt was $305.0 million and cash was $72.6 million.

Divisional pretax earnings (loss) from continuing operations in the first quarter of 2011 versus the first quarter of 2010 were: Fluids Division – $7.2 million in 1Q 2011 and $6.2 million in 1Q 2010; Offshore Services – $(4.4) million in 1Q 2011 and $(2.4) million in 1Q 2010; Maritech – $(4.5) million in 1Q 2011 and $8.6 million in 1Q 2010; Production Testing – $9.1 million in 1Q 2011 and $4.0 million in 1Q 2010; and, Compressco – $4.0 million in 1Q 2011 and $5.1 million in 1Q 2010.

Financial data relating to net income and discontinued operations is available in the accompanying financial tables.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “Our financial results for the first quarter were generally consistent with our expectations, excluding the special charges associated with Maritech. As we had anticipated, during the first quarter, several of our businesses continued to benefit from favorable trends we initially observed beginning in 2010.

“One of our businesses that experienced a continuation of those favorable trends was the Fluids Division. During the first quarter, the Fluids Division benefitted from continued strength in the onshore fluids markets and improved production rates at our El Dorado, Arkansas calcium chloride plant, where we continue to see the positive impact of production process enhancements. Given the positive outlook regarding the issuance of permits in the deepwater Gulf of Mexico, we expect offshore activity to increase demand for products of the Fluids Division later this year, and into 2012.

“Our Offshore Services segment reported a pretax loss of $(4.4) million for the first quarter, reflecting the low activity levels that are characteristic of the first quarter of a typical year for this business. More importantly, as we have moved into the second quarter, our backlog has increased significantly. We feel this is an encouraging indication of the anticipated increase in demand for P&A and decommissioning services in the Gulf of Mexico, and we continue to focus on expanding our capabilities to enhance our unique position in this market. On that note, I am pleased to announce that we have recently acquired from Proserv Offshore, Inc. the project management and engineering consulting services business formerly known as Twachtman, Snyder and Byrd, which provides liability and risk assessment services for domestic and international offshore well abandonment and structure decommissioning  projects. Going forward, these services will be offered to clients on a stand-alone basis by our new TSB Offshore Inc. subsidiary. This acquisition broadens and complements the suite of services we provide to our customers in well abandonment and decommissioning markets.

“Maritech’s first quarter pretax loss of $(4.5) million includes noncash oil and gas property impairment charges of $3.4 million to pretax income and a charge of $9.2 million to pretax income related to revisions of estimated future well abandonment and decommissioning costs. Excluding these charges, Maritech’s results were consistent with our expectations for the period.

 “As we announced on April 7, 2011, we have entered into an agreement to sell, for approximately $222.25 million, Maritech’s interests in oil and gas properties that collectively represent approximately 79% of its total proved reserves and approximately $72 million of associated asset retirement obligations as of December 31, 2010. The sale is expected to close by May 31, 2011, and the amount of net proceeds we receive will be reduced by certain purchase price adjustments, including those associated with the January 1, 2011 effective date of the sale. We are retaining the balance of Maritech’s asset retirement obligations, and we anticipate spending approximately $80 million in the current year toward extinguishing the $150 to $160 million of those retained asset retirement obligations.

“Our Production Testing segment continued to show significant increases in profitability during the first quarter, both sequentially, and year-over-year, driven primarily by strengthening domestic markets. We are accelerating capital investment in Production Testing to take advantage of this favorable trend. International results for this segment have also continued to improve due to recent increases in activity in our major markets.

“For the first quarter of 2011, Compressco reported a pretax profit of $4.0 million. Profitability compared to adjusted fourth quarter 2010 results declined due to significant increases in fuel costs and higher maintenance and labor expenses related to existing service contracts and new service contracts.

“During the first quarter, our net debt decreased by $6.9 million to $232.5 million (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure in the accompanying table), and our revolving bank line of credit remains essentially undrawn. Our low debt level and available credit, in conjunction with the net proceeds from the anticipated sale of Maritech’s oil and gas properties, give us unprecedented financial flexibility to pursue growth opportunities. As we look forward, we anticipate continuing strength in the onshore domestic market, increased activity in our P&A and decommissioning markets, indications of a recovery later this year in the deepwater Gulf of Mexico, and continued opportunities internationally,” concluded Mr. Brightman.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the proposed sale of the Maritech oil and gas properties, the anticipated closing date and estimated proceeds from such sale, expected results of operational business segments for 2011, the expected benefits from the Company’s acquisition of a management and consulting services business, the potential impact on the Company’s operations of security disruptions in Mexico, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
Revenues
Fluids Division	$77,344	$66,261
Offshore Division
Offshore Services	51,715	51,398
Maritech	44,022	46,634
Intersegment eliminations	(5,616)	(5,140)
Offshore Division total	90,121	92,892
Production Enhancement Division
Production Testing	33,210	26,202
Compressco	21,884	20,730
Production Enhancement Division total	55,094	46,932
Eliminations and other	(14)	(192)
Total revenues	222,545	205,893

Gross profit
Fluids Division	13,607	10,971
Offshore Division
Offshore Services	(663)	1,908
Maritech	(4,577)	8,465
Intersegment eliminations	71	492
Offshore Division total	(5,169)	10,865
Production Enhancement Division
Production Testing	11,992	6,208
Compressco	6,619	7,822
Production Enhancement Division total	18,611	14,030
Eliminations and other	(685)	(772)
Total gross profit	26,364	35,094

General and administrative expense	27,762	22,777
Operating income (loss)	(1,398)	12,317
Interest expense, net	4,191	4,028
Other expense (income)	(1,548)	(183)
*Income (loss) before taxes and discontinued operations (A)	(4,041)	8,472
Provision (benefit) for income taxes	(1,529)	3,016
Income (loss) before discontinued operations	(2,512)	5,456
Loss from discontinued operations, net of taxes (A)	(3)	(29)
Net income (loss)	$(2,515)	$5,427

	Three Months Ended March 31,
	2011	2010
	(In Thousands)
*Income (loss) before taxes and discontinued operations
Fluids Division	$7,249	$6,186
Offshore Division
Offshore Services	(4,376)	(2,441)
Maritech	(4,520)	8,643
Intersegment eliminations	159	491
Offshore Division total	(8,737)	6,693
Production Enhancement Division
Production Testing	9,083	3,995
Compressco	4,005	5,096
Production Enhancement Division total	13,088	9,091
Corporate overhead (includes interest)	(15,641)	(13,498)
Total	$(4,041)	$8,472

	Three Months Ended March 31,
	2011	2010
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$(0.03)	$0.07
Income (loss) from discontinued operations	(0.00)	(0.00)
Net income	$(0.03)	$0.07
Weighted average shares outstanding	76,251	75,376

Diluted per share information:
Income before discontinued operations	$(0.03)	$0.07
Income (loss) from discontinued operations	(0.00)	(0.00)
Net income	$(0.03)	$0.07
Weighted average shares outstanding	76,251	76,781

Depreciation, depletion and amortization (B)	$37,392	$36,834

(A) Information for each period reflects TETRA’s process services and Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information includes impairments of long-lived assets.

Balance Sheet	March 31, 2011	December 31, 2010
	(In Thousands)
Cash	$72,580	$65,720
Accounts receivable, net	158,314	162,405
Inventories	98,376	104,305
Other current assets	73,829	82,508
PP&E, net	683,323	739,870
Other assets	144,912	144,820
Total assets	$1,231,334	$1,299,628

Current liabilities	$224,406	$216,832
Long-term debt	305,035	305,035
Other long-term liabilities	184,540	261,438
Equity	517,353	516,323
Total liabilities and equity	$1,231,334	$1,299,628

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, a financial measure not derived in accordance with generally accepted accounting principles, or “GAAP.” The Company has provided the following reconciliation of this non-GAAP financial measure as a supplement to financial results prepared in accordance with GAAP. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of the complete financial results for the given period. Management views net debt, a non-GAAP financial measure, as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of March 31, 2011 and December 31, 2010, is provided below.

	March 31, 2011	December 31, 2010
	(In Thousands)
Long-term debt	$305,035	$305,035
Less: cash	(72,580)	(65,720)
Net debt	$232,455	$239,315

Contact:

TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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